Exhibit 99.1

Spark Therapeutics Reports Third Quarter 2015 Financial Results and Recent Business Highlights
Reported positive top-line results from pivotal Phase 3 trial of SPK-RPE65 for genetic blinding conditions
Durability of effect of SPK-RPE65 reported at three years with observation ongoing
Continued progression and expansion of pipeline and operations
PHILADELPHIA, Penn., November 4, 2015 — Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the quarter ended September 30, 2015 and updated investors on its operational progress.

“Last month we released positive Phase 3 data from the pivotal trial of our lead program, SPK-RPE65, for the treatment of genetic blinding conditions. The results marked an important milestone for Spark and great news for patients suffering from RPE65-mediated inherited retinal dystrophies that are now one step closer to having a potential treatment,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “This trial was the first randomized controlled Phase 3 trial of a gene therapy for a genetic disease, and the results further validate Spark’s platform which is being applied across a growing pipeline of clinical and preclinical gene therapy programs,” added Mr. Marrazzo.
Recent highlights:

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Reported Positive Top-line Results from Pivotal Phase 3 Trial of SPK-RPE65: The pivotal Phase 3 trial met its primary endpoint, the bilateral mobility test (MT) change score (p = .001), and the first two of three secondary endpoints: full-field light sensitivity threshold testing (p < .001) and first eye MT change score (p =.001). There were no serious adverse events related to SPK-RPE65 or deleterious immune responses observed in the trial. In the trial, SPK-RPE65 demonstrated the ability to substantially restore vision, with thirteen of the 20 subjects receiving SPK-RPE65 achieving the maximum improvement measurable on the mobility test, and the intervention group improving approximately 100-fold in light sensitivity on average.

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SPK-RPE65 Continues to Demonstrate Long-lasting Effect: At the Retina Society 48th Annual Scientific Meeting in Paris, principal investigator Dr. Stephen R. Russell presented data demonstrating the continued durability of the improvements seen in a cohort of subjects from an earlier Phase 1 trial as measured by mobility testing and FST. This cohort of subjects (n = 8), that would have met the Phase 3 eligibility criteria and that received the same dose of SPK-RPE65 that was administered in the Phase 3 trial, is now out three years, with measurements ongoing.

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Clinical Programs Continue to Make Operational Progress: Spark’s two additional clinical-stage programs continue to advance: the Phase 1/2 trial of SPK-CHM for choroideremia is now enrolling subjects in the second dose cohort, with no reported product-related serious adverse events, and the Phase 1/2 clinical trial for the SPK-FIX program for hemophilia B, in collaboration with Pfizer, is open for enrollment.

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Expanded Human Capital and Strong Financial Position: We continue to grow our team across all disciplines, with the number of employees having doubled so far in 2015 to nearly 100. The balance sheet remains strong, with over $212.2 million in cash and cash equivalents at September 30, 2015.

Financial Results

Three Months Ended September 30, 2014 and 2015
In the three months ended September 30, 2015, we recognized $1.3 million of revenue associated with our Pfizer collaboration as compared to zero in the three months ended September 30, 2014.
Our research and development expenses for the three months ended September 30, 2015 were $11.8 million versus $4.7 million for the three months ended September 30, 2014. The $7.1 million increase was due to a $5.2 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of $1.9 million in external research and development, primarily from an increase of $1.3 million in expenses related to clinical trials for SPK-RP65, SPK-CHM, and SPK-FIX and $0.7 million related to other product candidates.
General and administrative expenses for the three months ended September 30, 2015 were $6.5 million versus $2.1 million for the three months ended September 30, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $4.4 million increase primarily was due to increased headcount, including stock-based compensation, and costs associated with operating as a public company.
Our net loss applicable to common stockholders for the three months ended September 30, 2015 was $16.9 million, or ($0.70) basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $6.8 million, or ($1.22) basic and diluted net loss per common share for the three months ended September 30, 2014.

Nine Months Ended September 30, 2014 and 2015
In the nine months ended September 30, 2015, we recognized $3.9 million of revenue associated with our Pfizer collaboration and $1.0 million of a non-refundable payment after we concluded discussions on a potential agreement with a pharmaceutical company. In the nine months ended September 30, 2014, we recognized $20,000 of revenue associated with our Genable agreement.
Our research and development expenses for the nine months ended September 30, 2015 were $29.5 million versus $10.2 million for the nine months ended September 30, 2014. The $19.3 million increase was due to a $16.0 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of $3.3 million in external research and development, primarily from an increase of $1.8 million in expenses related to clinical trials for SPK-CHM and SPK-FIX as well as an increase of $1.5 million in other product candidates.
General and administrative expenses for the nine months ended September 30, 2015 were $16.5 million versus $5.2 million for the nine months ended September 30, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $11.3 million increase was primarily due to increased headcount, including stock-based compensation, and costs associated with operating as a public company.
Our net loss applicable to common stockholders for the nine months ended September 30, 2015 was $41.6 million, or ($1.88) basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $15.3 million, or ($2.87) basic and diluted net loss per common share for the nine months ended September 30, 2014.
As of September 30, 2015, Spark had cash and cash equivalents of $212.2 million, with 24.6 million shares outstanding.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating rare diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, recently reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal dystrophies, hematologic disorders and neurodegenerative diseases. Spark builds on two decades of research, development and manufacturing at The Children’s

Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.
Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's lead product candidate, SPK-RPE65. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than Leber congenital amaurosis (LCA); (ii) the improvements in functional vision demonstrated by SPK- RPE65 in our clinical trials may not be sustained over extended periods of time; and (iii) we could experience delays in submitting our regulatory filings, including our Biologics Licensing Application with FDA and, once submitted, such regulatory filings may not be approved; (iv) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (v) our collaboration with Pfizer will not be successful; and (vi) any one or more of our product candidates in preclinical or clinical development will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(855) SPARKTX (1-855-772-7589)

Media
Ten Bridge Communications
Dan Quinn
(781) 475-7974
dan@tenbridgecommunications.com

Financial Media
Teneo Strategy
Andy Maas
(212) 886-9321
andy.maas@teneostrategy.com

Spark Therapeutics, Inc.
Balance Sheets
(Unaudited)

	December 31, 2014	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$74,566,963	$212,159,198
Other receivables	244,393	1,251,241
Prepaid expenses and deferred financing costs	2,551,912	887,519
Total current assets	77,363,268	214,297,958
Property and equipment, net	12,674,372	14,194,325
Other assets	408,211	417,646
Total assets	$90,445,851	$228,909,929
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,676,697	$6,227,978
Accrued expenses and other	3,163,154	6,085,079
Current portion of deferred rent	—	723,968
Current portion of deferred revenue	10,014,377	5,578,558
Total current liabilities	15,854,228	18,615,583
Long-term deferred rent	8,618,489	8,257,492
Long-term deferred revenue	10,767,414	10,337,348
Total liabilities	35,240,131	37,210,423
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized, 5,000,000 shares; no shares issued or outstanding	—	—
Series A convertible preferred stock, $0.001 par value. Authorized, 5,000,000 shares; issued and outstanding, 5,000,000 shares at December 31, 2014	10,000,000	—
Series B convertible preferred stock, $0.001 par value. Authorized, 45,186,334 shares; issued and outstanding, 45,186,334 shares at December 31, 2014	72,437,203	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued and outstanding, 6,290,317 and 24,569,919 shares at December 31, 2014 and September 30, 2015, respectively.	6,290	24,570
Additional paid-in capital	54,364,833	314,248,451
Accumulated deficit	(81,602,606)	(122,573,515)
Total stockholders’ equity	55,205,720	191,699,506
Total liabilities and stockholders’ equity	$90,445,851	$228,909,929

Spark Therapeutics, Inc.
Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015
Revenues	$—	$1,302,789	$20,000	$4,865,885
Operating expenses:
Research and development	4,652,056	11,796,455	10,169,362	29,474,535
General and administrative	2,106,877	6,461,675	5,161,909	16,479,678
Total operating expenses	6,758,933	18,258,130	15,331,271	45,954,213
Loss from operations	(6,758,933)	(16,955,341)	(15,311,271)	(41,088,328)
Interest income	2,009	54,781	2,107	117,419
Net loss	(6,756,924)	(16,900,560)	(15,309,164)	(40,970,909)
Preferred stock dividends	—	—	—	(634,794)
Net loss applicable to common stockholders	$(6,756,924)	$(16,900,560)	$(15,309,164)	$(41,605,703)
Basic and diluted net loss per common share	$(1.22)	$(0.70)	$(2.87)	$(1.88)
Weighted average basic and diluted common shares outstanding	5,531,263	24,138,020	5,334,609	22,078,269

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